Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated December 19, 2016 (together with any amendments or supplements thereto), and the related Letter of Transmittal (together with any amendments or supplements thereto), and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

NOTICE OF OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

INTRALINKS HOLDINGS, INC.

at

$13.00 Per Share, Net in Cash

by

GL MERGER SUB, INC.

a wholly-owned subsidiary

of

SYNCHRONOSS TECHNOLOGIES, INC.

GL Merger Sub, Inc., a Delaware corporation (“Purchaser”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”, and each, a “Share”), of Intralinks Holdings, Inc., a Delaware corporation (“Intralinks”), at a price of $13.00 per Share, net to the seller in cash, without interest and subject to any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 19, 2016 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). The Offer is being made for all outstanding Shares, and not for options to purchase Shares or other equity securities of Intralinks. Purchaser is a wholly owned subsidiary of Synchronoss Technologies, Inc., a Delaware corporation (“Synchronoss”). If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 PM, EASTERN TIME, ON WEDNESDAY, JANUARY 18, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY PURCHASER (AS IT MAY BE SO EXTENDED, THE “EXPIRATION TIME” AND SUCH DATE, OR SUCH SUBSEQUENT DATE TO WHICH THE EXPIRATION OF THE OFFER IS EXTENDED IN ACCORDANCE WITH THE MERGER AGREEMENT, THE “EXPIRATION DATE”).

The Offer is being made pursuant to the Agreement and Plan of Merger (as it may be amended or supplemented, the “Merger Agreement”), dated as of December 5, 2016, by and among Intralinks, Purchaser and Synchronoss, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Intralinks, with Intralinks continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Intralinks and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”) in connection with the Merger (“Dissenting Shares”)) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any required withholding taxes (the “Per Share Merger Consideration”). The Merger Agreement is more fully described in Section 12—“The Transaction Agreements” of the Offer to Purchase.

The parties to the Merger Agreement have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of Intralinks’ stockholders to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL. Accordingly, if the Offer is consummated, Purchaser does not anticipate seeking the approval of Intralinks’ remaining public stockholders before effecting the Merger.

THE INTRALINKS BOARD RECOMMENDS THAT INTRALINKS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

The Board of Directors of Intralinks (the “Intralinks Board”) unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”), (ii) declared that is in the best interests of Intralinks and the stockholders of Intralinks that Intralinks enter into the Merger Agreement and consummate the Transactions and that the stockholders of Intralinks tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Intralinks and the stockholders of Intralinks (other than Synchronoss and its subsidiaries) and (iv) resolved to recommend that the stockholders of Intralinks accept the Offer and tender their Shares pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is subject to the satisfaction or waiver of, among other conditions, (i) there being validly tendered and not validly withdrawn prior to the Expiration Time a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL) that, when added to the Shares then owned by Synchronoss or Purchaser (if any), would represent one Share more than 50% of the sum of (A) all Shares outstanding at the Expiration Time and (B) the aggregate number of Shares that Intralinks may be required to issue upon conversion, settlement or exercise of all then outstanding Intralinks options for which Intralinks has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders) (the “Minimum Tender Condition”); (ii) since the date of execution of the Merger Agreement there not having occurred a Company Material Adverse Effect (as defined in the Merger Agreement); and (iii) other customary conditions.

The purpose of the Offer and the Merger is for Synchronoss, through Purchaser, to acquire control of, and the entire equity interest in, Intralinks, while allowing Intralinks’ stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. As soon as practicable following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Purchaser intends to effect the Merger.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to waive any condition of the Offer in whole or in part, or to modify the terms or conditions of the Offer, except that, without the written consent of Intralinks, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) modify or waive the Minimum Tender Condition, (iv) add to the conditions of the Offer or amend any of the conditions of the Offer in a manner adverse to the holders of the Shares (including, for the avoidance of doubt, to make any condition of the Offer more onerous) or (v) otherwise amend or supplement any term of the Offer  in a manner that is adverse to any holders of Shares.

No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, or another applicable provision of the DGCL, stockholders who have not tendered their Shares into the Offer and who comply with applicable legal requirements will have appraisal rights under Section 262 of the DGCL.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Purchaser reserves the right, and under certain circumstances Purchaser may be required, to extend the Offer, as described in Section 1—“Terms of the Offer” of the Offer to Purchase.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting Purchaser’s obligation under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC. Synchronoss and Purchaser will not provide for a subsequent offering period under Rule 14d-11 of the Exchange Act if the Merger can be effected pursuant to Section 251(h) of the DGCL.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered, and not properly withdrawn, prior to the Expiration Time if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer and the conditions of the Offer have been satisfied or waived, to the extent permissible under the Merger Agreement. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary.

Except as otherwise provided in Section 4—“Withdrawal Rights,” of the Offer to Purchase, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Time. Further, if Purchaser has not accepted Shares for payment by February 17, 2017, they may be withdrawn at any time prior to Purchaser’s acceptance for payment after that date.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. No tender or withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Synchronoss, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (as defined below), or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Intralinks has provided Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Intralinks’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt of cash for Shares purchased pursuant to the Offer, or as a result of the Merger, will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5—“Certain United States Federal Income Tax Consequences” of the Offer to Purchase.

THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND INTRALINKS’ SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE INTRALINKS BOARD AND THE REASONS THEREFOR) CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF INTRALINKS SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY  10104

Shareholders, Banks and Brokers

Call Toll-Free: (888) 566-3252

December 19, 2016